                                                                Exhibit 99(a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated February 24, 1997 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         RENAISSANCE HOTEL GROUP N.V.
                                      AT
                             $30.00 NET PER SHARE
                                      BY
                         MARRIOTT INTERNATIONAL, INC.

     Marriott International, Inc., a Delaware corporation (the "Purchaser"), is offering to purchase all outstanding shares of common stock, par value 0.01 Netherlands Guilders (the "Shares"), of Renaissance Hotel Group N.V., a Netherlands limited liability company (the "Company"), at $30.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 24, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

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      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON SATURDAY, MARCH 29, 1997, UNLESS THE OFFER IS EXTENDED.
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     The OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE CAPITAL STOCK ENTITLED TO VOTE AND THEN OUTSTANDING.

     The Offer is being made pursuant to an Acquisition Agreement, dated as of February 17, 1997 (the "Acquisition Agreement"), between the Purchaser and the Company.

     Pursuant to the Acquisition Agreement, if upon consummation of the Offer the Purchaser holds at least ninety-five percent (95%) of the issued and outstanding capital stock of the Company, the Purchaser may in its sole discretion take all actions necessary and proper under the Dutch Civil Code ("DCC") to commence the process leading to a Compulsory Buy-Out (the "Buy-Out"), in accordance with Section 2:92a of the DCC, to acquire, at a judicially determined price, all the issued and outstanding Shares not acquired by the Purchaser in the Offer. The Purchaser intends to initiate the Buy-Out, if upon consummation of the Offer the Purchaser holds sufficient Shares to be eligible for such procedure under the DCC.

     Also pursuant to the Acquisition Agreement, if the Purchaser acquires less than ninety-five percent (95%) of the outstanding Shares pursuant to the Offer, then the Purchaser may in its sole discretion elect, to the extent permitted by the DCC, to effectuate a statutory merger involving the Company as a disappearing entity pursuant to Section 2:308 et seq. of the DCC, in which case, to the extent permitted by the DCC, the merger consideration shall be the same as (or shall provide equivalent value to) the Offer Price.

     The Purchaser has entered into an agreement dated as of February 17, 1997 (the "Shareholder Agreement") with Diamant Hotel Investments N.V., a Netherlands Antilles corporation (the "Principal Shareholder"). Pursuant to the Shareholder Agreement, the Principal Shareholder has agreed, among other things, to tender and not withdraw its Shares in the Offer. Based upon representations made by the Principal Shareholder to Purchaser, as of the date of the Shareholder Agreement, the Principal Shareholder held 16,368,000 Shares representing approximately 54.37% of the outstanding Shares.

     The BOARD OF MANAGING DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF THE COMPANY.

The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser shall not be required to accept for payment or pay for, and may delay acceptance for payment of, or (whether or not the Shares have theretofore been accepted for payment) the payment for, any Shares tendered, subject to applicable law, and may terminate or extend the Offer and not accept for payment any Shares. The Purchaser may waive any or all of the conditions to the Offer in whole or in part at any time in its sole discretion.

The Purchaser reserves the right, at any time or from time to time, in accordance with the terms of the Acquisition Agreement, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to First Chicago Trust Company of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after April 24, 1997, unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares.

     The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer of Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Dealer Manager or the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information agent for the Offer is:

                [LOGO OF MACKENZIE PARTNERS, INC. APPEARS HERE]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885

                     The Dealer Manager for the Offer is:

                             SALOMON BROTHERS INC
                           Seven World Trade Center
                           New York, New York 10048
                         (212) 783-1622 (call collect)
February 24, 1997